SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 6, 2004

EGL, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-27288	76-0094895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15350 Vickery Drive, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (281) 618-3100

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)

Exhibits

The following exhibit is furnished pursuant to Item 12:

99.1

Press Release, dated May 6, 2004, reporting financial results for the quarter ended March 31, 2004.

Item 9. Regulation FD Disclosure.

On May 6, 2004, EGL sold its entire investment in Miami Air International, Inc. in exchange for $6.7 million in cash.

Item 12.  Results of Operation and Financial Condition

The press release attached hereto as Exhibit 99.1 reports certain financial results for the first quarter of 2004.

All of the information furnished in Item 12 and the accompanying exhibit will not be incorporated by reference into any registration statement filed by EGL under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.  The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by EGL, that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of EGL or any of its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2004

EGL, INC.

By:

/s/ Elijio V. Serrano

-----------------------

Elijio V. Serrano

Chief Financial Officer

Exhibit 99.1

EGL, INC. Net Income Doubles from Q1 2003

on 21% Increase in Gross Revenues

HOUSTON, May 6, 2004 – EGL, Inc. (NASDAQ: EAGL) announced that net income increased 114% to $6.0 million for the three months ended March 31, 2004, compared to $2.8 million in the first quarter of 2003.  Diluted earnings per share for the quarter were $0.13 compared to $0.06 in Q1 2003.

Q1 Financial Highlights

-

Gross revenues increased 21% over Q1 2003 on strong international air, ocean and logistics activity

-

Net revenue of $200.4 million is a record high for the Company

-

Net revenue margins improved 230 basis points over Q4 2003

-

Operating income improved by $6.8 million to $11.4 million

-

Cash flow from operating activities was $35.9 million

Three Months Ended
	03/31/04	03/31/03
$ thousands (except EPS)
Gross revenues % change	$ 585,959 + 21%	$ 483,650
Net revenues % change Net revenue margin	$ 200,373 + 20% 34.2%	$ 167,566 34.6%
Operating income	$ 11,448	$ 4,638
Net income Diluted EPS	$ 5,981 $ 0.13	$ 2,795 $ 0.06

EGL Chief Executive Officer Jim Crane commented, “We believe our first quarter performance validates our business model, as we experienced 21% growth in gross revenues and a 20% growth in net revenues despite the continued shift to deferred shipments in the North America forwarding market.  As the economy continues to recover, our low cost domestic network is positioned to benefit from customers expediting product from overseas suppliers directly to US distribution and retail centers.  We continue to see growth in our international business as we leverage our North America network and customer base. These results reflect the benefits of the merger in 2000 to expand our global network. The improvements in volumes and profitability are coming despite the weak North America priority market.  As our domestic priority products show improvement, we expect our profitability to accelerate.  In addition, we expect to capitalize on growth opportunities internationally, including in the Middle East and China.”

Gross revenues increased 21% from the first quarter of 2003 to $586 million, reflecting a 17% increase in airfreight revenues – mainly international, a 26% increase in ocean revenues, and a 32% increase in customs brokerage and logistics.  North America ground volumes continued to reflect the shift from priority to deferred shipments as the priority volumes declined 11%.  Gross revenues outside North America increased 27%.

Q1 2004 net revenues of $200 million increased 20% over last year and surpassed net revenues for the fourth quarter of 2003, resulting in a record high for the Company.  Net revenue margins of 34.2%

declined by 40 basis points from the first quarter of 2003 reflecting a slight decline in ocean and import margins.  However, the 230 basis point improvement in net revenue margins from fourth quarter of 2003 reflects yield improvements across all products and geographic regions, especially from Asia.

Operating income for the first quarter of 2004 was $11.4 million, an increase of $6.8 million from the first quarter of 2003. Operating income as a percent of net revenue was 5.7% in the first quarter of 2004 as compared to 2.8% in the same quarter last year.

The Company’s income tax rate was 42.9% for Q1 2004 compared to 37.8% for the same quarter last year.  The higher tax rate was due to adjustments to deferred taxes on foreign earnings.  The Company expects the tax rate to approximate 36.5% for the remainder of the year.

Cash flow from operations during the quarter was $35.9 million, reflecting stronger earnings and better management of working capital.  During the quarter, the Company purchased 2.4 million shares of its common stock at an average price of $16.09 per share pursuant to a publicly announced share repurchase program approved by the Company’s Board of Directors.  The repurchase program authorized up to $65 million in repurchases of the Company’s common stock.

EGL Chief Financial Officer Elijio Serrano added, “Our organization continues to focus on operating efficiencies and the deployment of our global freight forwarding, accounting and human resources systems. The systems, re-branded as the EGL Vision suite of technologies have now been deployed in six countries.  “Global Vision” is the freight forwarding system that allows a seamless flow of data across the globe, eliminating duplicate data entry on multiple systems.  “Financial Vision” is the Oracle-based financial system that allows global visibility of financial results, streamlined financial reporting and the ability to automate intercompany accounting.  “People Vision” is the Oracle-based human resources application that allows global visibility to employee tracking, training and development.   The global deployment of EGL Vision will continue into early next year. ”

EGL expects second quarter 2004 diluted earnings per share in the range of $0.20 to $0.23, compared to $0.14 last year.  For 2004, EGL maintains its projections of gross revenues in the range of $2.3 to $2.4 billion and diluted earnings per share in the range of $0.75 - $0.85.  Capital expenditures for 2004 are estimated at $35 million.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on May 6, 2004 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended March 31, 2004.  The call can be accessed by dialing (719) 457-2680, access code 544965 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the Company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Thursday, May 20, 2004 at (719) 457-0820, access code 544965.

First quarter 2004 product and geographic data and air freight statistics are available on EGL’s website, www.eaglegl.com on the Investor Relations page.

___________________

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2003 revenues exceeding $2.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pick up and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

___________________

CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding improvements in priority product volumes, projected profitability, adding to growth, improvement on yields, increased efficiencies, the timing and scope of deployment of operating and financial systems, whether or not such deployment will be completed in a timely manner,  second quarter and total year results and diluted earnings per share, projected results for 2004, projected tax rates for 2004,  our ability to outperform the economy and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2003 Form 10-K, proxy statement and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2004	2003
Revenues	$ 585,959	$ 483,650
Cost of transportation	385,586	316,084
Net revenues	200,373	167,566
Operating expenses:
Personnel costs	114,122	98,111
Other selling, general and administrative expenses	74,803	64,817
Operating income	11,448	4,638
Nonoperating expense, net	(972)	(142)
Income before provision for income taxes	10,476	4,496
Provision for income taxes	4,495	1,701
Net income	$ 5,981	$ 2,795

Basic earnings per share	$ 0.13	$ 0.06
Diluted earnings per share	$ 0.13	$ 0.06

Basic weighted-average common shares outstanding	46,894	47,066
Diluted weighted-average common shares outstanding	47,136	47,277

EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 105,030	$ 110,026
Trade accounts receivable, net of allowance	442,364	447,353
Other current assets	59,179	56,875
Total current assets	606,573	614,254
Property and equipment, net	165,867	164,038
Investments in unconsolidated affiliates	39,677	38,957
Goodwill, net	96,496	96,209
Other assets, net	30,086	30,780
Total assets	$ 938,699	$ 944,238
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term notes payable	$ 19,755	$ 13,017
Trade payables and accrued transportation costs	282,420	268,354
Accrued expenses and other liabilities	109,514	103,247
Total current liabilities	411,689	384,618
Long-term notes payable	112,975	114,407
Other noncurrent liabilities	23,630	23,817
Minority interest	6,892	6,800
Total stockholders’ equity	383,513	414,596
Total liabilities and stockholders’ equity	$ 938,699	$ 944,238

EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Three Months Ended
	March 31,
	2004	2003
Cash flows from operating activities:
Net income	$ 5,981	$ 2,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,278	7,729
Bad debt expense	2,212	1,753
Transfers to restricted cash	(639)	(7,182)
Other	315	1,588
Net effect of changes in working capital, net of assets acquired	19,743	(1,484)
Net cash provided by operating activities	35,890	5,199
Cash flows from investing activities:
Capital expenditures	(8,489)	(4,313)
Purchase of short-term investment	(55)	-
Proceeds from sales of other assets	206	324
Acquisitions of businesses, net of cash acquired	-	(1,733)
Net cash used in investing activities	(8,338)	(5,722)
Cash flows from financing activities:
Issuance of notes payable, net	6,818	321
Repayment of financed insurance premiums, net	(1,386)	(2,399)
Repayment of capital leases	(123)	-
Repurchase of common stock	(38,109)	-
Proceeds from exercise of stock options	202	598
Dividends paid to minority interest partners	(16)	-
Net cash used in financing activities	(32,614)	(1,480)
Effect of exchange rate changes on cash	(634)	(1,227)
Decrease in cash and cash equivalents	(5,696)	(3,230)
Cash and cash equivalents, beginning of the period	95,916	111,477
Cash and cash equivalents, end of the period	$ 90,220	$ 108,247

First quarter 2004 product and geographic data and air freight statistics are available on EGL’s website, www.eaglegl.com on the Investor Relations page. .